UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 2, 2008

GENTA INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-19635 (Commission File Number)	33-0326866 (IRS Employer Identification No.)

200 Connell Drive Berkeley Heights, NJ (Address of Principal Executive Offices)	07922 (Zip Code)

(908) 286-9800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2008, Genta Incorporated (the “Company”) announced that Lloyd Sanders had assumed the position of Chief Operating Officer and had assumed oversight responsibility for Information Technology, Business Development, Manufacturing Operations, and Commercial Operations.

Item 8.01 Other Events.

On April 2, 2008, the Company also announced that it has restructured certain of its operations to conserve cash and focus on its priority oncology development operations. In March 2008, the Company received notice that its appeal of an adverse decision by the Food and Drug Administration’s (FDA) Center for Drug Evaluation and Research (CDER) regarding its New Drug Application (NDA) for the use of Genasense® in patients with chronic lymphocytic leukemia (CLL) would not be reversed. While the Company is undertaking certain actions recommended by CDER, this decision precludes a commercial launch of Genasense during 2008, and accordingly the Company has reduced its workforce by 16 people, or approximately 30%. The Company projects a one-time expense of $235,000 for severance in the second quarter, and an annualized reduction in payroll expense of approximately $2 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of the Company dated April 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED
Date: April 2, 2008	By:	/s/ GARY SIEGEL
Name: Gary Siegel
Title: Vice President Finance

EXHIBIT INDEX

Exhibit Number	Description	Sequentially Numbered Page
99.1	Press Release of the Company dated April 2, 2008